Exhibit 99.1

BRINKER INTERNATIONAL ANNOUNCES CHIEF FINANCIAL OFFICER RESIGNATION

DALLAS – (April 4, 2017) -- Brinker International, Inc. (NYSE: EAT), today announced the resignation of Executive Vice President (EVP) and Chief Financial Officer (CFO) Tom Edwards, who is relocating to accept a role outside the restaurant industry and move closer to his family. This change will be effective April 7, 2017.

Joe Taylor, a 17-year Brinker veteran who currently serves as Vice President Investor Relations and Treasurer, will assume the role of interim CFO until a permanent successor is named. A search for Edwards’ replacement is underway.

“Tom has been an invaluable member of our management team and we thank him for his many contributions to Brinker,” said Wyman Roberts, Chief Executive Officer and President of Brinker International, Inc. “We are confident that with our strategic initiatives, experienced leadership team and Joe’s deep knowledge of the Company, we will continue to successfully execute against our long-term plans and drive value to our shareholders.”

“It has been my great pleasure to serve as the CFO of Brinker and work with two outstanding casual-dining brands,” said Edwards. “I am grateful for the opportunities the Company has provided and the chance to work with one of the most dedicated and driven leadership teams in the business.”

Brinker International, Inc. is one of the world's leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of the fiscal second quarter ended Dec. 28, 2016, Brinker owned, operated or franchised 1,658 restaurants under the names Chili's® Grill & Bar (1,606 restaurants) and Maggiano's Little Italy® (52 restaurants).

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